Exhibit 99.1

Intuitive Surgical Announces Planned Departure of CFO

SUNNYVALE, CA -- 08/31/2005 -- Intuitive Surgical, Inc. (NASDAQ: ISRG), the global leader in robotic-assisted, minimally invasive surgery, today announced that Susan Barnes, Chief Financial Officer will be leaving the company in November. Ms. Barnes will remain active in the role of Chief Financial Officer through Intuitive Surgical's third quarter earnings release in October. She will certify the company's third-quarter 10-Q Report when it is filed in November 2005.

During her eight years at Intuitive Surgical, Ms. Barnes has overseen a number of significant milestones, including the company's initial public offering in 2000 and follow-on offering in 2003. Intuitive Surgical has received an unqualified audit opinion on each of its annual financial statements since going public. In addition, the Company continues to meet all the requirements of the Sarbanes-Oxley Act of 2002.

Lonnie Smith, Chairman and CEO of Intuitive Surgical, said, "Susan has been instrumental in building Intuitive into a financially strong and profitable company. She is also leaving behind a solid financial organization. We are committed to a seamless transition and we wish Susan all the best in her future endeavors."

After Ms. Barnes' departure, Mr. Ben Gong, Vice President of Finance and Treasurer, who has been with the Company since 1997, will serve as interim CFO until the company appoints a permanent replacement.

About Intuitive Surgical, Inc.

Intuitive Surgical, Inc. (NASDAQ: ISRG), headquartered in Sunnyvale, California, is the global technology leader in the rapidly emerging field of robotic-assisted, minimally invasive surgery (MIS). Intuitive Surgical develops, manufactures and markets robotic technologies designed to improve clinical outcomes and help patients return more quickly to active and productive lives. The company's mission is to extend the benefits of minimally invasive surgery to the broadest possible base of patients. More information is available at www.intuitivesurgical.com and www.davinciprostatectomy.com. Intuitive Surgical -- Taking surgical precision beyond the limits of the human hand.™

About the da Vinci® Surgical System

The da Vinci Surgical System is a sophisticated robotic platform designed to enable complex surgery using a minimally invasive approach. The da Vinci System consists of an ergonomic surgeon's console, a patient-side cart with four interactive robotic arms, a high-performance vision system and proprietary EndoWrist® instruments. Powered by state-of-the-art robotic technology, the da Vinci System is designed to scale, filter and seamlessly translate the surgeon's hand movements into more precise movements of the EndoWrist instruments. The net result is an intuitive interface with breakthrough surgical capabilities. By providing surgeons with superior visualization, enhanced dexterity, greater precision and ergonomic comfort, the da Vinci Surgical System makes it possible for more surgeons to perform minimally invasive procedures involving complex dissection or reconstruction. This ultimately raises the standard of care for complex surgeries, translating into numerous potential patient benefits, including less pain, a shorter recovery and quicker return to normal daily activities.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any forward-looking statement is subject to risks and uncertainties such as those described in Intuitive Surgical's latest Annual Report. Actual results may differ materially from the anticipated results described. Intuitive Surgical undertakes no obligation to publicly update or revise these forward-looking statements to reflect actual events or circumstances that occur after the date of this press release.

Intuitive®, da Vinci®, InSite® and EndoWrist® are registered trademarks of Intuitive Surgical, Inc. www.intuitivesurgical.com www.davinciprostatectomy.com

Contacts:

Ben Gong
408-523-2175

Sarah Norton
408-523-2161